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     [DESOTO, INC. LETTERHEAD]                                 EXHIBIT 10.20



                                                               March 12, 1996



Ms. Anne E. Eisele
1825 Pebble Beach Circle
Elk Grove, IL 60007

Dear Anne:

Reference is made to my letter to you, dated September 24, 1993 (the "Letter"), in which certain commitments were provided to you in light of circumstances then prevailing regarding, among other things, a possible change of control of DeSoto, Inc. (the "Company").

Since then, of course, certain changes have occurred at the Company, including, among other things, your having been elevated to the office of President of the Company (with John Phillips' departure), while retaining your position as Chief Financial Officer ("CFO") of the Company. At the same time, the situation at the Company has continued to deteriorate and the prospect of a change in control of the Company remains a distinct possibility.

It is, therefore, even more vital presently that the Company be able to rely upon your continued services; and it is the judgment of the Board of Directors
that it remains in  the Company's best interests  and   that  of its
shareholders   and  employees  in maintaining  the stability  and preserving the integrity  of the organization and avoiding the disruptive and adverse
effects that might  otherwise  occur,  to   provide  you  with the  following
arrangement to secure your continued employment as President of the Company and otherwise motivate you on behalf of the Company.

Accordingly, this will confirm that the arrangement previously provided to you by the Company, as set forth in the Letter, is hereby amended by deleting in its entirety the second paragraph on the front page of the Letter (which carries over to Page 2 of the Letter) and substituting in its place the following three (3) paragraphs:
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Accordingly, in consideration of your remaining in the Company's employ as
President and CFO from the date hereof until such time as there is a change in control of the Company (as that term is defined in the Letter), and your continuing to expend your best efforts in the performance of your duties as President and CFO on behalf of the Company, the Company agrees to pay you, in the event of such change in control, an amount equal to twice your annual salary in effect as of the date of such change in control, payable in accordance with the Company's (or its successor's) regular payroll practices (or upon such other mutually agreeable terms), and provide you with the same medical/dental insurance benefits (and related contributions by you), for such two-year period, as are then being provided to you by the Company, in the event your employment with the Company as President and CFO is terminated without Good Cause or you terminate such employment with Good Reason (as those terms are herein defined) within one (1) year following the date of such change in control. It is understood that the payment and benefits arrangement provided in this paragraph shall be in lieu of any other severance payments to which you would otherwise be entitled under the Company's severance policy, but shall not otherwise affect any other benefits (including pension rights) and payments to which you may be entitled upon your leaving the employ of the Company.

For the purposes hereof, "Good Cause" shall mean the occurrence of any of the following: (i) your willful failure, neglect or refusal to substantially perform your duties hereunder, after a written demand for such substantial performance is delivered to you by the Board of Directors of the Company specifying the manner in which the Board believes you have not so substantially performed; (ii) any willful, intentional or grossly negligent act by you having the effect of materially injuring the business or reputation of the Company, or any of its parents, subsidiaries or affiliates; (iii) your willful misconduct, including insubordination, in respect of your duties or obligations hereunder; (iv) your commission of

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        a felony or misdemeanor involving moral turpitude (including entry of a nolo contendere plea); or (v) any misappropriation or embezzlement by you of the property of the Company and its parents, subsidiaries and affiliates (whether or not a misdemeanor or felony).

        For the purposes hereof, "Good Reason" shall mean the occurrence of any of the following: (i) assignment to you of any duties materially and adversely different than those you are currently performing or otherwise inconsistent with your current position or responsibilities hereunder, or any other action by the Company which results in a material and adverse change in such duties, position or responsibilities; (ii) the failure of the Company to assign the Letter, as amended hereunder, to a successor to the Company; (iii) any failure by the Company to comply with the provisions of this Letter, as amended hereunder; (iv) the Company's requiring you to have as your principal place of employment any office or location more than 50 miles from Chicago, Illinois; or (v) any material adverse change in the terms and conditions of your employment hereunder.

Additionally, the Company hereby agrees, with respect to the option you hold to purchase the Company's common stock under the Company's 1992 Stock Plan (the "Plan"), that in the event your employment with the Company is terminated, in the event of a change in control, without Good Cause or Good Reason as provided in the aforesaid first amended paragraph, such options (or those provided to you in exchange thereof upon such change in control) shall remain exercisable for a period of two (2) years from the date of such termination of employment, notwithstanding anything to the contrary provided in the Plan or your relevant stock option agreements.

Except as hereinabove amended or agreed, the Letter shall remain in full force and effect, in accordance with its terms.





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If the foregoing is acceptable, please acknowledge below and return one copy of this letter to me, keeping the other copy for your files.

                                 Sincerely,

                                 /S/ WILLIAM SPIER
                                 -----------------------
                                 William Spier
                                 Chairman and
                                 Chief Executive Officer


     ACCEPTED AND AGREED TO:



     /s/  ANNE E. EISELE
     -----------------------
          Anne E. Eisele





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